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                                                                      EXHIBIT 11

                         ITT EDUCATIONAL SERVICES, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

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                                                                        YEAR ENDED DECEMBER 31,
                                                                ---------------------------------------
                                                                  1997           1996           1995
                                                                ---------      ---------      ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
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Net income..................................................      $19,123        $14,851        $11,391
                                                                  =======        =======        =======
Shares:
  Weighted average number of shares of common stock
     outstanding............................................       27,000         27,000         27,000
Shares assumed issued (less shares assumed purchased for
  treasury) on stock options................................          105             92             32
                                                                  -------        -------        -------
Outstanding shares for primary earnings per share
  calculation...............................................       27,105         27,092         27,032
                                                                  =======        =======        =======
Earnings per common share...................................      $   .71        $   .55        $   .42
                                                                  =======        =======        =======
(Restated for FASB 128)
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